FOR IMMEDIATE RELEASE                 Contact: Laura Wakeley
Office: 717-291-2616

Crutchfield appointed to
Fulton Financial Corporation Board of Directors

(June 17, 2014) -- LANCASTER, PA. - Lisa Crutchfield, of the Philadelphia area, has been named to the board of directors of Fulton Financial Corporation (NASDAQ: FULT), effective June 16, 2014.
As a director of Fulton Financial Corporation, Crutchfield’s responsibilities will include appointing and reviewing the performance of senior management, reviewing and evaluating the Corporation’s financial and operational results, approving its overall strategic direction, and representing the interests of its shareholders.
“Lisa brings more than 20 years of experience leading corporate teams and has extensive knowledge of the financial industry and business practices in general,” said
E. Philip Wenger, chairman, president and chief executive officer. “Her expertise in risk mitigation, compliance and regulatory matters will be a great asset to the Corporation.”
Since September of 2013, Crutchfield has led the CEO Council for Growth and the Greater Philadelphia Chamber of Commerce in policy, strategy and legislative functions. Prior to her role at the CEO Council, she served as executive vice president and chief regulatory and compliance officer for National Grid USA from 2008 to 2011. She has also held executive roles with PECO Energy Company, TIAA-CREF and Duke Energy. In 1993, Crutchfield was appointed by former Governor Robert Casey to serve as vice chairman of the Pennsylvania Public Utility Commission.
Crutchfield has served on numerous boards and commissions, including as an independent director of Unitil Corporation since December 2012.
Crutchfield is a graduate of Yale University with a B.A. in economics and political science. She is also a graduate of the Harvard School of Business and holds an M.A. of Business Administration, with a distinction in finance.

Fulton Financial Corporation, a $16.9 billion Lancaster, Pa.-based financial holding company, has approximately 3,800 employees and operates 253 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.

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